Exhibit 99.1

Watsco’s First Quarter Reflects Large-Scale Product Transition,

Strong Sales Growth and Expanded Margins in Core Replacement Market

Debt-Free Balance Sheet, Industry-Leading Technology and Scale Create Competitive Advantage;

Business Trends Improve Ahead of Summer Selling Season

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 23, 2025 – Watsco, Inc. (NYSE: WSO) announced its operating results for the first quarter ended March 31, 2025 and provided commentary on growth opportunities, business trends, its financial position and long-term growth drivers.

Watsco is the leading distributor in the HVAC/R marketplace, serving over 375,000 contractors, technicians and installers from 693 locations across the U.S., Canada and Latin America. Since entering distribution in 1989, the Company has scaled to be the industry leader through a combination of organic growth and the acquisition of 71 businesses. From 1989 through 2024, Watsco has achieved a 19% compounded annual growth rate (CAGR) for total-shareholder-return, representing strong performance across most macroeconomic and industry cycles.

Watsco maintains a strong balance sheet and is well-positioned to invest in growth. As previously announced, Watsco raised its annual dividend by 11% to $12.00 per share effective in April 2025. At March 31, 2025, Watsco had $432 million of cash, no outstanding debt and $3 billion of shareholders’ equity. 2025 marks the Company’s 51st consecutive year of paying dividends.

Watsco continues to invest in its industry-leading technologies to enrich the customer experience, drive growth, gain market share and improve operating efficiency. Watsco’s digital user-community consists of approximately 67,000 contractors and technicians that engage through state-of-the-art platforms capable of influencing nearly every aspect of their day. Since launching its digital platform, Watsco has generated higher sales growth rates among digital users, achieved meaningful customer acquisition and reduced attrition. Watsco has also begun to establish pathways for AI-related initiatives and leveraging the substantial data streams curated by the Company.

Comments Regarding First Quarter Performance

Our results reflect the early stages of a large-scale product transition from regulatory changes that went into effect January 1, 2025, which affects approximately 55% of Watsco’s sales and will ultimately convert nearly $1 billion of inventory over the course of the year. The new products represent HVAC systems used in the U.S. for residential and light-commercial applications that contain refrigerants (termed A2L refrigerants) that offer considerably lower global warming properties (GWP), a measurement of environmental impact.

First quarter sales mix represents a composite of old and new HVAC systems, which experienced varying levels of sales demand across end-markets. Watsco’s core U.S. market for residential replacement sales increased 10% (12% on a same-day basis), reflecting new customer acquisition, unit growth, price-capture and an improved mix of higher-efficiency products, along with improved gross margins. This contrasts with a 9% decline in sales to international markets (9% of first quarter 2025 sales), lower volumes related to new housing markets and a disparity in certain end-markets on the timing and cadence of the A2L product transition. While still early in the selling season, recent sales and margin trends have improved and the Company expects more resilient demand during the seasonally stronger periods that follows the first quarter.

Albert H. Nahmad, Chairman and CEO, stated: “The transition to the new A2L products is well underway. Regulatory changes have historically been good for our business, and we see the same opportunity as this transition influences more than half of the products we sell and offers most every customer we serve the opportunity to benefit their business. We are encouraged by the strength in sales, margins and improved efficiency mix in our core replacement market, as well as another good quarter of acquiring new customers. We have built a strong inventory position ahead of the selling season to support our customers and will help them compete and gain share as the transition unfolds.”

First Quarter Performance

•	Revenues decreased 2% to $1.53 billion

•	Gross profit of $430 million was flat versus last year

•	Gross profit margin improved 60 basis-points to 28.1%

•	SG&A expenses increased 4%

•	Operating income was $112 million with an operating margin of 7.3%

•	Earnings per share of $1.93 versus $2.17 for the prior year

Sales trends (excluding acquisitions)

•	1% decrease in HVAC equipment (67% of sales)

•	3% decrease in other HVAC products (29% of sales)

•	5% decrease in commercial refrigeration products (4% of sales)

Watsco’s OEM partners and suppliers continue to assess the impacts of tariffs along with other inflationary impacts and have recently announced varying levels of pricing actions. Consequently, we have implemented pricing actions to our customers by leveraging our technology platforms as an efficient means to capture the changes in conditions. Although the extent and duration of tariff-related impacts are uncertain, we have long-considered our primary focus on the HVAC replacement market to be a stabilizing factor given the necessity of these products in providing comfort and healthy environments to homeowners and businesses.

It is important to note that the first and fourth quarters are highly seasonal as demand for replacement HVAC systems is typically highest in the second and third calendar quarters. Accordingly, the Company’s first quarter results are disproportionately affected by seasonality.

Cash Flow, Financial Strength and Liquidity

Watsco’s objective is to maintain a healthy balance sheet that allows for strategic investments in new growth opportunities as they arise. The Company’s strong financial position has been pivotal to its ability to deliver sustained long-term returns, enabling investments regardless of macroeconomic or industry conditions.

During the first quarter, operating cash flow was a use of cash totaling $178 million, reflecting inventory investments in the new A2L products ahead of the selling season as well as the timing of vendor payments. The Company’s stated goal is to generate annual operating cash flow in excess of net income consistent with its long-term track record.

Mr. Nahmad further commented: “Our strong balance sheet remains a strategic asset to support customers as we navigate the A2L product transition and build inventory ahead of the selling season. I am also pleased to welcome two new companies to our family in 2025. We are actively seeking opportunities to partner with other market-leading businesses as we believe our scale, culture and technologies help distributors win.”

Long-Term Growth Drivers

Watsco believes that various company-specific and industry-driven catalysts will support continued growth and profitability in the years ahead. Watsco’s scale, technology platforms, OEM relationships and entrepreneurial ownership culture are competitive advantages that we believe position us favorably over the long-term.

Technology Investments – Watsco’s technology advantage is an important long-term catalyst for growth. Active users of our technology and e-commerce platforms produce higher growth rates and exhibited approximately 60% less attrition. Consequently, the Company believes that increased adoption by more contractors will aid future growth and profitability and ultimately lower the overall cost to serve customers. Watsco has also invested in numerous internal technologies with the goal of further enhancing margins and improving operating efficiencies.

Buy and Build Acquisition Strategy - Watsco has partnered with more than 70 independent distributors who have chosen to join the Watsco family, contributing to the Company’s scale and, more importantly, its community of seasoned leaders. Since 2019, Watsco has acquired 11 companies that today represent $1.6 billion in annualized sales and 113 locations across our network. Our “buy and build” strategy builds upon their long-standing legacies through investment in new locations, new products and by leveraging Watsco’s technology platforms. The HVAC/R distribution landscape in North America, which is estimated to be $74 billion in size, remains highly fragmented with more than 2,100 independent distributors.

Scale and Product Depth—Watsco operates the largest HVAC/R network across North America, consisting of 693 locations that support more than 130,000 contractor customers. Watsco also possesses the broadest and deepest assortment of products in the industry to support those customers with approximately $1.8 billion in inventory across 200,000 SKUs produced by over 20 equipment OEMs and more than 1,500 non-equipment vendors. Our scale and reach, coupled with our growing digital presence, are key differentiators given the fragmented nature of our industry, allowing Watsco to compete effectively in any macroeconomic environment.

First Quarter Earnings Conference Call Information

Date and time: April 23, 2025 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

In this release, the Company discloses a sales metric on “same-day basis”, which is non-GAAP and refers to the presentation of the metric adjusted to reflect the same number of sales days in the current period as in the prior period. This adjustment allows for a more meaningful comparison of our financial performance between periods by eliminating the impact of differences in the number of sales days. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP. Adjusted GAAP measures are useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.

About Watsco

Watsco operates the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the U.S., Canada, Mexico, and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 375,000 owner-operators, technicians, and installers visit or call one of its 693 locations each year to get information, obtain technical support and buy products.

We focus on the replacement market, which has increased in size and importance due to the aging of installed systems, the introduction of energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in March 2023 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate below current efficiency standards.

Accordingly, Watsco has the opportunity to be a significant and important contributor toward climate change as it plays an important role to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing older systems at higher efficiency levels is a critical means for homeowners to reduce electricity consumption and their carbon footprint.

Based on estimates validated by independent sources, Watsco averted an estimated 23.7 million metric tons of CO2e emissions from January 1, 2020 to March 31, 2025 through the sale of replacement HVAC systems at higher-efficiency standards, an equivalent of removing 5.5 million gas powered vehicles annually off the road. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or

“intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2025	2024
Revenues	$1,531,086	$1,564,991
Cost of sales	1,101,463	1,134,366

Gross profit	429,623	430,625
Gross profit margin	28.1%	27.5%

SG&A expenses	322,581	309,548

Other income	5,146	5,460
Operating income	112,188	126,537
Operating margin	7.3%	8.1%

Interest income, net	5,417	2,470

Income before income taxes	117,605	129,007
Income taxes	23,065	24,745

Net income	94,540	104,262
Less: net income attributable to non-controlling interest	14,479	17,258

Net income attributable to Watsco	$80,061	$87,004

Diluted earnings per share:
Net income attributable to Watsco shareholders	$80,061	$87,004
Less: distributed and undistributed earnings allocated to restricted common stock	7,172	6,836

Earnings allocated to Watsco shareholders	$72,889	$80,168

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	37,853,255	36,999,548
Diluted earnings per share for Common and Class B common stock	$1.93	$2.17

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2025	2024
Cash and cash equivalents	$431,823	$526,271
Short-term cash investments	—	255,669
Accounts receivable, net	794,312	877,935
Inventories, net	1,776,090	1,385,436
Other	33,124	34,670

Total current assets	3,035,349	3,079,981
Property and equipment, net	138,113	140,535
Operating lease right-of-use assets	432,692	419,138
Goodwill, intangibles, net and other	848,199	839,869

Total assets	$4,454,353	$4,479,523

Accounts payable and accrued expenses	$811,817	$873,628
Current portion of lease liabilities	113,322	110,273

Total current liabilities	925,139	983,901
Operating lease liabilities, net of current portion	332,523	321,715
Deferred income taxes and other liabilities	108,831	109,669

Total liabilities	1,366,493	1,415,285

Watsco’s shareholders’ equity	2,665,050	2,656,990
Non-controlling interest	422,810	407,248

Shareholders’ equity	3,087,860	3,064,238

Total liabilities and shareholders’ equity	$4,454,353	$4,479,523

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$94,540	$104,262
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,777	9,882
Share-based compensation	8,800	8,127
Non-cash contribution to 401(k) plan	8,743	8,735
Provision for doubtful accounts	840	862
Other income from investment in unconsolidated entity	(5,146)	(5,460)
Other, net	811	1,245
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	83,864	(33,502)
Inventories, net	(389,990)	(307,219)
Accounts payable and other liabilities	8,887	315,087
Other, net	230	1,687

Net cash (used in) provided by operating activities	(177,644)	103,706

Cash flows from investing activities:
Proceeds from (purchases of) short-term cash investments	255,669	(200,000)
Capital expenditures, net	(7,443)	(5,787)
Business acquisitions, net of cash acquired	(3,670)	(5,178)

Net cash provided by (used in) investing activities	244,556	(210,965)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(109,037)	(96,765)
Distributions to noncontrolling interest	(69,829)	—
Net repayments under revolving credit agreement	—	(15,400)
Net proceeds from the sale of Common stock	—	281,784
Proceeds from Dividend Reinvestment Plan	6,708	—
Other, net	10,479	8,782

Net cash (used in) provided by financing activities	(161,679)	178,401

Effect of foreign exchange rate changes on cash and cash equivalents	319	(2,390)

Net (decrease) increase in cash and cash equivalents	(94,448)	68,752
Cash and cash equivalents at beginning of period	526,271	210,112

Cash and cash equivalents at end of period	$431,823	$278,864